Exhibit 99

Buckeye Partners, L.P.
P.O. Box 368
Emmaus, PA 18049


Contact:Stephen R. Milbourne          or   Dan Larson
        Manager, Investor Relations        Director, Public Affairs-BP America
        (800) 422-2825                     (630) 836-5228



                                                  News Release
New York Stock Exchange (BPL)                 FOR IMMEDIATE RELEASE
                                                 October 3, 2002


Emmaus, PA October 3, 2002 . . . Buckeye Pipe Line Company (the "Company"), General Partner of Buckeye Partners, L.P. (the "Partnership"), announced today that the Partnership had entered into a definitive agreement to purchase approximately 18 percent of the outstanding common stock of Colonial Pipeline Company ("Colonial") for $295 million from an affiliate of BP America Inc.
The transaction is expected to close before the end of the year.

Colonial is the largest transporter of refined petroleum products by pipeline in the nation, and delivers over 95 million gallons of refined petroleum products each day. The Colonial pipeline system delivers refined petroleum products from the Gulf Coast refining centers in Texas and Louisiana to major population centers throughout the Southeast, the Middle Atlantic region and the New York metropolitan area. The other stockholders of Colonial are major oil companies.

William H. Shea Jr., President and Chief Executive Officer of the Company, said, "We look forward to becoming a significant stockholder in Colonial Pipeline Company. Colonial is a premier refined petroleum products pipeline that serves end-use markets from the southeastern United States through the northeast corridor. A significant proportion of the refined petroleum products transported by the Partnership's pipeline system in the northeastern United States are received from the Colonial pipeline in the Philadelphia and New York metropolitan areas. Colonial has established a record of safe, reliable and profitable pipeline operations. We look forward to working with the Colonial management team, as well as the other Colonial stockholders, to build upon this record of success. Based on Colonial's historic financial performance, we expect the transaction to be immediately accretive to the cash flow of Buckeye Partners L.P."

The transaction is subject to regulatory approvals and certain purchase rights held by existing Colonial stockholders.

Separately, the Partnership announced that it had received commitments from SunTrust Bank, NA for bridge financing sufficient to close the proposed transaction.

Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,200 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

* * * * *
This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are the demand for petroleum products in the market areas served by the Partnership, government regulation, adverse weather conditions, interest rates, judgments and settlements in pending litigation affecting the Partnership, and general economic conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.